Exhibit 1.02

EXECUTION COPY

AMBAC FINANCIAL GROUP, INC.

(a Delaware corporation)

TERMS AGREEMENT

November 29, 2005

To:	Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ladies and Gentlemen:

We understand that Ambac Financial Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell up to $400,000,000 aggregate principal amount of its Senior Debt Securities (such securities being hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities set forth opposite their names below at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Citigroup Global Markets Inc.	$131,920,000
Goldman, Sachs & Co.	118,600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	118,600,000
HSBC Securities (USA) Inc.	12,040,000
KeyBanc Capital Markets, A Division of McDonald Investments Inc.	12,040,000
Keefe, Bruyette & Woods, Inc.	6,800,000

Total	$400,000,000

The Underwritten Securities shall have the following terms:

Title:	5.95% Debt Securities Due December 5, 2035

Rank:	Unsecured senior indebtedness

Ratings:	“Aa2” by Moody’s Investor Services, Inc.

“AA” by Standard & Poors Rating Services

Aggregate principal amount:	$400,000,000

Denominations:	$1,000 and integral multiples in excess thereof

Currency of payment:	United States dollars

Interest rate or formula:	5.95% per annum, payable semi-annually in arrears

Interest payment dates:	June 5 and December 5 of each year, commencing June 5, 2006

Regular record dates:	May 20 and November 20, next preceding the relevant Interest Payment Date

Stated maturity date:	December 5, 2035

Redemption provisions:	The debentures are redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debentures or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) a the Treasury Rate (as defined in the Prospectus dated the date hereof) plus 20 basis points, plus, in each case, accrued interest thereon on the date of redemption.

Optional Redemption Upon Tax Event:	N/A

Sinking fund requirements:	The debentures will not have the benefit of, or be subject to, any sinking fund.

Listing requirements:	N/A

Fixed or Variable Price Offering: Fixed Price offering

If Fixed Price Offering, initial public offering price: 99.958% of the principal amount, plus accrued interest, if any, from December 5, 2005

Purchase price:	99.083% of the principal amount.

Form:	Book-entry

Other terms and conditions:	N/A

Closing date and location:	December 5, 2005 at Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022

Representatives:	Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner and Smith Incorporated

Notices: Notices to the Underwriters shall be directed to the Representatives c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013.

All of the provisions contained in the Company’s Underwriting Agreement, dated November 29, 2005, (the “Underwriting Agreement”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Underwriting Agreement are used herein as therein defined.

This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the undersigned a counterpart hereof, whereupon this instrument, along with all counterparts and together with the Underwriting Agreement, shall be a binding agreement among the Underwriters named herein and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

Citigroup Global Markets Inc.

By:
Authorized Signatory

Goldman, Sachs & Co.

By:
Authorized Signatory

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:
Authorized Signatory

Acting on behalf of itself and as Representative of the other named Underwriters.

Accepted:

AMBAC FINANCIAL GROUP, INC.

By
Name: Title:

Signature page to the Terms Agreement